Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SXC Health Solutions Corp.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-161237) and Form S-8 (Nos. 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402) of SXC Health Solutions Corp. (the “Company”) of our reports dated February 25, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of SXC Health Solutions Corp.

Our audit report on the consolidated financial statements refers to a change in date the Company uses to conduct its annual goodwill impairment test.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2011